EXHIBIT 99.1

Arbutus Announces Changes to Board of Directors and Appointment of Lindsay Androski as CEO

WARMINSTER, Pa., Feb. 25, 2025 (GLOBE NEWSWIRE) --  Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today announced changes to its board of directors and the appointment of Lindsay Androski, J.D., M.B.A., as Chief Executive Officer. Ms. Androski replaces Michael J. McElhaugh, the Company’s Interim President and CEO, effective immediately. Ms. Androski will also serve as a member of the Company’s board of directors.

Ms. Androski is an MIT-trained biologist with nearly 30 years of experience in the areas of biotechnology, law and academia. She has served in a variety of roles at Roivant. She is currently special counsel at Genevant with responsibilities including LNP litigation.

“I would like to thank Michael McElhaugh and the rest of the board for their service,” said Lindsay Androski, CEO of Arbutus. “Along with Arbutus’s new directors, I am excited to lead the company into its next chapter. We believe these changes in leadership will enable renewed focus on advancing the company’s pipeline efficiently and maximizing the company’s contributions to LNP delivery technology through Genevant, both of which we expect will deliver greater value to shareholders and patients alike.”

In addition to Ms. Androski, four new directors have joined the board: Robert Alan Beardsley, Joseph Bishop, Matthew Gline and Anuj Hasija. In connection with the appointment of these new directors, all members of the existing board of directors have stepped down effective immediately and the board was reduced to five members in total. The Company is considering additional directors with expertise in clinical development and may expand the board in the coming months.

The Company will temporarily pause participation in investor meetings and conferences while the new board and management team reviews development plans and strategic options for its hepatitis B programs.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The company is currently developing imdusiran (AB-729) for the treatment of chronic hepatitis B (cHBV). Through its ownership stake in and license agreement with Genevant, Arbutus is also focused on maximizing opportunity for its in-house developed Lipid Nanoparticle (LNP) delivery technology. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include, but are not limited to, statements about Arbutus’s consideration of additional directors for its board.

Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation
ir@arbutusbio.com